Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2,
74V1 and 74V2

 The following funds offer Investor Class, Service
 Class and Class A shares.

	Access One Flex High Yield Fund (Series 1)
	Access One Flex Bear High Yield Fund (Series 5)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:

	 72DD1/74U1  Investor Class shares
	 72DD2/74U2  Service Class and Class A shares

 The following is a class breakout of the total income distributions (000's), NAV's, income distributions per share and shares outstanding at April 30, 2008:

	Total Income	NAV	Income Distributions	Shares Outstanding
	Distributions (000's)		per share
Investor Class
Flex High Yield	 	651	  	28.73 	0.56 	 	5,732,103
Flex Bear High Yield	 4,063   		25.84 	 1.03   	 2,247,119

Service Class
Flex High Yield	 	7 	 28.87 	 0.28 	 466,056
Flex Bear High Yield	 76    25.26 	 0.80   	 71,093

Class A
Flex High Yield	 	- 	 29.20 	 0.28 	 66,629
Flex Bear High Yield	 -   	 26.61 	 -   	 	65